EX. 99.28(d)(1)(xx)

JNL/AQR Managed Futures Strategy Fund Ltd.

Amendment to

Amended and Restated Investment Advisory Agreement

Between Jackson National Asset Management, LLC and

JNL/AQR Managed Futures Strategy Fund Ltd.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and JNL/AQR Managed Futures Strategy Fund Ltd., an exempt company organized under the Companies law of the Cayman Islands (the “Company”), and a wholly-owned subsidiary of JNL/AQR Managed Futures Strategy Fund, a series of the  JNL Series Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended;

Whereas, the Adviser and the Company entered into an Amended and Restated Investment Advisory Agreement effective as of the 1st day of July, 2013 (“Agreement”), whereby the Adviser agreed to provide certain investment advisory services to the Company.

Whereas, the parties have agreed to amend the following section of the Agreement:

Section 8. “Duration and Termination”.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

Delete Section 8. “Duration and Termination” in its entirety, and replace it with the following:

8. Duration and Termination

This Agreement will become effective as to the Company upon execution or, if later, the date that initial capital for the Company is first provided to it, and unless sooner terminated as provided herein, will continue in effect for two years from the date of its execution.  Thereafter, if not terminated, this Agreement shall continue in effect through September 30th of each successive year following the initial two year period, provided that such continuation is specifically approved at least annually by the Board.  Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, on sixty (60) days’ written notice by the Adviser.  This Agreement will immediately terminate in the event of its assignment.  Sections 9 and 10 herein shall survive the termination of this Agreement.

In Witness Whereof, the Company, and the Adviser have caused this Amendment to be executed as of 30th of June 2014, effective as of June 4, 2014.

JNL/AQR Managed Futures Strategy Fund Ltd.
Attest:
/s/Kristen K. Leeman	By:	/s/Kelly L. Crosser
Kelly L. Crosser
	Title:	Assistant Secretary

Jackson National Asset Management, LLC
Attest:
/s/Kristen K. Leeman	By:	/s/Mark D. Nerud
Mark D. Nerud
	Title:	President and Chief Executive Officer